As filed with the Securities and Exchange Commission on July 3, 2023

Registration No. 333-267509

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3
to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTROCK COFFEE COMPANY

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2080 (Primary Standard Industrial Classification Code Number)	80-0977200 (I.R.S. Employer Identification No.)

4009 N. Rodney Parham Rd.

3rd Floor

Little Rock, AR 72212
Telephone: (501) 975-1514
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert P. McKinney
4009 N. Rodney Parham Rd.

3rd Floor

Little Rock, AR 72212
Telephone: (501) 320-4880

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Brandon C. Price, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-267509

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (this “Amendment”) to the Registration Statement on Form S-1 of Westrock Coffee Company (File No. 333-267509), initially filed on September 19, 2022, as amended by Post-Effective Amendment No. 1 filed on March 21, 2023 and Post-Effective Amendment No. 2 filed on May 24, 2023 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file certain additional exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, and the signature pages to the Registration Statement. The Registration Statement was declared effective on May 31, 2023. This Amendment shall become effective upon filing with the United States Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

Information Not Required in Prospectus

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description of Exhibit
2.1*	Transaction Agreement, dated as of April 4, 2022, by and among Riverview Acquisition Corp., Westrock Coffee Holdings, LLC, Origin Merger Sub I, Inc. and Origin Merger Sub II, LLC (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
3.1	Certificate of Incorporation of Westrock Coffee Company (incorporated by reference to Exhibit 3.1 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
3.2	Bylaws of Westrock Coffee Company (incorporated by reference to Exhibit 3.2 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
4.1	Amended and Restated Warrant Agreement, dated August 26, 2022, by and among Westrock Coffee Company, Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
4.2	Investor Rights Agreement, dated as of April 4, 2022, by and among Westrock Coffee Holdings, LLC, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC and Riverview Sponsor Partners, LLC (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
4.3	Specimen Common Stock Certificate of Westrock Coffee Company (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
4.4	Specimen Warrant Certificate of Westrock Coffee Company (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
4.5	Amended and Restated Investor Rights Agreement, dated as of June 29, 2023, by and among Westrock Coffee Company, Westrock Group, LLC, BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, Riverview Sponsor Partners, LLC and HF Direct Investments Pool, LLC (incorporated by reference to Exhibit 4.2 to Westrock Coffee Company’s Current Report on Form 8-K, filed on June 30, 2023)
5.1***	Opinion of Wachtell, Lipton, Rosen & Katz
10.1	Registration Rights Agreement, dated as of April 4, 2022, by and among Westrock Coffee Company and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
10.2	Credit Agreement, dated as of August 29, 2022, among Westrock Beverage Solutions, LLC, as the borrower, Westrock Coffee Company, Wells Fargo Bank, N.A., as administrative agent, collateral agent, and swingline lender, Wells Fargo Securities, LLC, as sustainability structuring agent, and each issuing bank and lender party thereto (incorporated by reference to Exhibit 10.3 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
10.3	Form of Subscription Agreement between Westrock Coffee Company and certain investors (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
10.4	Form of Subscription Agreement between Riverview Acquisition Corp. and certain investors (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
10.5**	Employment Agreement, dated August 26, 2022, by and between Westrock Coffee Company and Scott T. Ford (incorporated by reference to Exhibit 10.4 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
10.6**	Employment Agreement, dated August 26, 2022, by and between Westrock Coffee Company and T. Christopher Pledger (incorporated by reference to Exhibit 10.5 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)

10.7**	Employment Agreement, dated August 26, 2022, by and between Westrock Coffee Company and William A. Ford (incorporated by reference to Exhibit 10.6 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
10.8**	Westrock Coffee Company 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
10.9**	Westrock Coffee Company Annual Cash Incentive Plan (incorporated by reference to Exhibit 10.8 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
10.10**	Amended and Restated Westrock Coffee Company 2020 Stock Option Incentive Plan (incorporated by reference to Exhibit 10.9 to Westrock Coffee Company’s Quarterly Report on Form 10-Q, filed on August 29, 2022)
10.11**	Westrock Coffee Holdings, LLC Form of Option Award Agreement (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
10.12**	Westrock Coffee Holdings, LLC Form of Restricted Unit Award Agreement (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
10.13**	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 (File No. 333-264464), initially filed on April 25, 2022 by Westrock Coffee Company)
10.14	Incremental Assumption Agreement and Amendment No. 1, dated as of February 14, 2023, among Westrock Beverage Solutions, LLC, as the borrower, Westrock Coffee Company, as holdings, the other guarantors party thereto, the Amendment No. 1 delayed draw term loan lenders, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed on February 14, 2023 by Westrock Coffee Company)
10.15**	Employment Agreement, dated August 26, 2022, by and between Westrock Coffee Company and Robert P. McKinney (incorporated by reference to Exhibit 10.9 to Westrock Coffee Company’s Annual Report on Form 10-K, filed on March 21, 2023 by Westrock Coffee Company)
10.16**	Employment Agreement, dated August 26, 2022, by and between Westrock Coffee Company and John Blake Schuhmacher (incorporated by reference to Exhibit 10.10 to Westrock Coffee Company’s Annual Report on Form 10-K, filed on March 21, 2023 by Westrock Coffee Company)
10.17	Subscription Agreement, dated June 29, 2023, by and between Westrock Coffee Company and HF Direct Investments Pool, LLC (incorporated by reference to Exhibit 10.1 to Westrock Coffee Company’s Current Report on Form 8-K, filed on June 30, 2023)
10.18	Amendment No. 2, dated as of June 29, 2023, among Westrock Beverage Solutions, LLC, as the borrower, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to Westrock Coffee Company’s Current Report on Form 8-K, filed on June 30, 2023)
21.1	List of Subsidiaries of Westrock Coffee Company (incorporated by reference to Exhibit 21 to Westrock Coffee Company’s Annual Report on Form 10-K, filed on March 21, 2023 by Westrock Coffee Company)
23.1***	Consent of Marcum LLP, Independent Registered Public Accounting Firm of Riverview Acquisition Corp.
23.2***	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Westrock Coffee Company
23.3***	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)
24.1***	Power of Attorney
104	Cover Page Interactive Data File (formatted as Inline XBRL document)
107***	Calculation of Registration Fee

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Westrock agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.

**	Denotes management contract or compensatory plan or arrangement.

***	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on July 3, 2023 in the City of Little Rock in the State of Arkansas.

WESTROCK COFFEE COMPANY

By:	/s/ Robert P. McKinney
	Name:	Robert P. McKinney
	Title:	Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director	July 3, 2023
Scott T. Ford	(principal executive officer)

*	Chief Financial Officer	July 3, 2023
T. Christopher Pledger	(principal financial officer)

*	Chief Accounting Officer	July 3, 2023
Blake Schuhmacher	(principal accounting officer)

*	Chairman of the Board, Director	July 3, 2023
Joe T. Ford

*	Director	July 3, 2023
R. Patrick Kruczek

*	Director	July 3, 2023
Hugh McColl, III

*	Director	July 3, 2023
R. Brad Martin

*	Director	July 3, 2023
Mark Edmunds

*	Director	July 3, 2023
Josie C. Natori

*	Director	July 3, 2023
Leslie Starr Keating

*	Director	July 3, 2023
Oluwatoyin Umesiri

*	Director	July 3, 2023
Jeffrey H. Fox

By:	/s/ Robert P. McKinney
Robert P. McKinney
As Attorney-in-Fact